Filed Pursuant to Rule 433
Registration No. 333-139912
May 14, 2008
Pricing Term Sheet

Issuer:	The PNC Financial Services Group, Inc.
Security:	Depositary Shares, each representing a 1/10th interest in a share of The PNC Financial Services Group, Inc. Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K
Expected Ratings:	A3 (Moody’s) / A- (S&P) / A (Fitch)
Size:	$500,000,000 (500,000 Depositary Shares)
Liquidation Preference:	$10,000 per share of Preferred Stock (equivalent to $1,000 per Depository Share)
Term:	Perpetual
Dividend Rate (Non-Cumulative):	From May 21, 2008 to, but excluding, May 21, 2013, 8.25% and from and including May 21, 2013 Three-Month LIBOR plus 422 basis points
Dividend Payment Dates:	Beginning November 21, 2008, each May 21 and November 21 until May 21, 2013 and thereafter each August 21, November 21, February 21 and May 21
Day Count:	From May 21, 2008 to, but excluding, May 21, 2013, 30/360 and from and including May 21, 2013 Actual/360
Trade Date:	May 14, 2008
Settlement Date:	May 21, 2008
Optional Redemption:	On or after May 21, 2013 (subject to limitations described in the prospectus supplement dated May 14, 2008)
Public Offering Price:	$1,000 per depositary share
Underwriting Commission:	1.50%
Net Proceeds to Issuer:	$492,500,000
Joint Bookrunners:	J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Manager:	PNC Capital Markets LLC
CUSIP/ISIN for the Depositary Shares:	693475 AJ4/US693475AJ49
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling JPMorgan at 1-212-834-4533 or by calling Merrill Lynch at 1-866-500-5408.
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